As filed with the Securities and Exchange Commission on September 9, 2005

Registration No. 333-[           ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIA & ENTERTAINMENT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	20-3178730
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

4429 Edmondson Avenue
Dallas, Texas 75205
(214) 522-9893
(214) 522-9895 (facsimile)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Herbert A. Granath
Chairman of the Board and Chief Executive Officer
Media & Entertainment Holdings, Inc.
4429 Edmondson Avenue
Dallas, Texas 75205
(214) 522-9893
(214) 522-9895 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq.
Robert H. Cohen, Esq.	Robert S. Matlin, Esq.
Greenberg Traurig, LLP	Thelen Reid & Priest LLP
200 Park Avenue	875 Third Avenue
New York, New York 10166	New York, New York 10022
(212) 801-9200	(212) 603-2000
(212) 801-6400 (Facsimile)	(212) 603-2001 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |    |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |    |

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |    |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class Of	Amount Being	Offering Price	Aggregate	Amount Of
Security Being Registered	Registered	Per Security(1)	Offering Price(1)	Registration Fee

Units, each consisting of one share of
Common Stock, $.0001 par value,
and two Warrants(2)	17,250,000 Units	$6.00	$103,500,000	$12,181.95

Shares of Common Stock included as
part of the Units(2)	17,250,000 Shares	—	—	—(3)

Warrants included as part of the
Units(2)	34,500,000 Warrants	—	—	—(3)

Shares of Common Stock underlying
the Warrants included in the
Units(4)	34,500,000 Shares	$5.00	$172,500,000	$20,303.25

Underwriter’s Unit Purchase Option
(“Underwriter’s Units”)	1	$100	$100	—(3)

Units underlying the Underwriter’s
Units(4)	750,000 Units	$7.50	$5,625,000	$662.06

Shares of Common Stock included as
part of the Underwriter’s Units(4)	750,000 Shares	—	—	—(3)

Warrants included as part of the
Underwriter’s Units(4)	1,500,000 Warrants	—	—	—(3)

Shares of Common Stock underlying
the Warrants included in the
Underwriter’s Units(4)	1,500,000 Shares	$6.25	$9,375,000	$1,103.44

Total			$291,000,100	$34,250.70

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 2,250,000 Units and 2,250,000 shares of Common Stock and 4,500,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, September 9, 2005

$90,000,000
MEDIA & ENTERTAINMENT HOLDINGS, INC.
15,000,000 Units

Media & Entertainment Holdings, Inc. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. We intend to focus on identifying a prospective target business in the entertainment, media and communications industries. We do not have any specific business combination under consideration and we have not, nor has anyone on our behalf, either directly or indirectly, contacted any prospective target business or their representatives or had any discussions, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each unit has an offering price of $6.00 per unit and consists of:

•	one share of our common stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or ____________, 2006 [one year from the date of this prospectus], and will expire on ____________, 2009 [four years from the date of this prospectus], or earlier upon redemption.

We have granted the underwriters a 45-day option to purchase up to 2,250,000 additional units solely to cover over-allotments, if any (over and above the 15,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Jesup & Lamont Securities Corporation (“Jesup & Lamont”), the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 750,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants and we cannot assure you that one will develop. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol _______ on or promptly after the date of this prospectus. The common stock and warrants comprising the units will trade separately within the first 20 trading days following the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full, provided we have filed with the Securities and Exchange Commission a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols ________ and ________, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public	Underwriting discount	Proceeds, before
	offering price	and commissions(1)	expenses, to us

Per unit	$ 6.00	$ 0.48	$ 5.52
Total	$90,000,000	$7,200,000	$82,800,000

(1) Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.06 per unit ($900,000 in total).

Of the net proceeds we receive from this offering, $79,650,000 ($5.31 per unit) will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. Jesup & Lamont, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about _______________, 2005.

JESUP & LAMONT SECURITIES CORPORATION

_______________, 2005

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us,” “our” or “our company” refer to Media & Entertainment Holdings, Inc. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

We are a blank check company organized under the laws of the State of Delaware on July 8, 2005. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the entertainment, media and communications industries. To date, our efforts have been limited to organizational activities.

The entertainment, media and communications industries encompass those companies which create, produce, deliver, own, distribute and/or market entertainment and information content, products and services. These companies serve both domestic and international audiences and, therefore, the operating businesses with which the company will seek to do a business combination are located throughout the world. Among the areas of particular interest to the company are businesses engaged in:

•	broadcast television;

•	cable, satellite and terrestrial television content delivery;

•	film, television and audio content production and distribution;

•	newspaper, book, magazine, and specialty publishing;

•	motion picture exhibition and related services;

•	radio services via broadcast and satellite;

•	video game production and distribution;

•	Internet media production and distribution;

•	advertising agencies and other advertising services, including direct marketing;

•	recorded music and other audio content production and distribution; and

•	live event entertainment and venue management.

Our management team has extensive experience in the entertainment, media and communications industries as senior executives, business consultants and/or entrepreneurs. Herbert A. Granath, our Chairman of the Board and Chief Executive Officer, currently serves as the Chairman Emeritus of ESPN, the 24-hour cable sports network, and was previously employed as an executive of ABC for over 35 years. Harvey M. Seslowsky, our President and Chief Operating Officer, currently serves as President of Transmedia Corporation, a private media consulting firm he founded which provides consulting services to a variety of clients, including Accenture Ltd., one of the world’s leading management consulting and technology services organizations. Robert C. Clauser, Jr., our Executive Vice President and Chief Financial Officer, currently serves as Lead Strategy Partner of the Media & Entertainment Practice (Americas) of Accenture Ltd., where he advises senior executive officers and the board of directors of numerous media and entertainment companies on setting strategy, transforming operations, and integrating technology to deliver growth, profitability and value. Bruce Maggin, our Executive Vice President and Secretary, currently serves as Vice President, Secretary and a Managing Member of The H.A.M Media Group, LLC, an international investment and advisory firm that specializes in the entertainment and communications industries.

We intend to leverage the industry experience of our executive officers by focusing our efforts on identifying a prospective target business or high volume brand in the entertainment, media and communications industries. We believe that companies involved in these industries represent attractive acquisition targets for a number of reasons, including a favorable economic environment for these industries, potentially attractive valuations and the large number of middle market acquisition candidates.

We believe, based solely on our management’s collective business experience, that there are numerous business opportunities in the entertainment, media and communications industries. However, neither we nor any of our agents, representatives or affiliates have conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates within these industries or the likelihood or probability of success of any proposed business combination. Accordingly, we cannot assure you that we will be able to locate a target business in such industries or that we will be able to engage in a business combination with a target business on favorable terms.

Our initial business combination must be with a target business or high volume brand whose fair market value is at least equal to 80% of our net assets (all of our assets, including the funds held in the trust account, less our liabilities) at the time of such acquisition. Consequently, it is likely that we will have the ability to initially complete only a single business combination, although this may entail the simultaneous acquisition of several operating businesses at the same time. As used in this prospectus, a “target business” shall include an operating business that is in the entertainment, media and communications industries and a “business combination” shall mean the acquisition by us of such a target business. We do not have any specific business combination under consideration, and we have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting a business combination with our company. We have not (nor have any of our agents, representatives or affiliates) been approached by any candidates (or representatives of any candidates) with respect to a possible transaction with our company. Moreover, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate such an acquisition candidate for us. We may further seek to acquire a target business that has a fair market value significantly in excess of 80% of our net assets. In order to do so, we may seek to raise additional funds through a private offering of debt or equity securities although we have not entered into any such arrangement and have no current intention of doing so other than in connection with the consummation of the business combination.

Management, in its sole discretion, may purchase units in the offering. However, they are not obligated to do so and we do not have any agreement or arrangement with them requiring them to purchase such securities.

Our executive offices are located at 4429 Edmondson Avenue, Dallas, Texas 75205, and our telephone number at such address is (214) 522-9893.

THE OFFERING

Securities offered	15,000,000 units, at $6.00 per unit, each unit consisting of:

• one share of common stock; and

• two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately within the first 20 trading days following the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full, however, in no event will Jesup & Lamont allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option. Jesup & Lamont expects to permit separate trading of the common stock and warrants as soon as reasonably practicable after our filing of the Current Report on Form 8-K reflecting the closing of this offering.

Common stock:

Number outstanding before this offering	3,750,000 shares

Number to be outstanding after this offering	18,750,000 shares

Warrants:

Number outstanding before this offering	0 warrants

Number to be outstanding after this offering	30,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

• the completion of a business combination with a target business; or

• [_______], 2006 [one year from the date of this prospectus].

The warrants will expire at 5:00 p.m., New York City time, on [_______], 2009 [four years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding warrants:

	•	in whole and not in part;

	•	at a price of $.01 per warrant at any time after the warrants become exercisable;

	•	upon a minimum of 30 days’ prior written notice of redemption; and

	•	if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied, we may redeem the warrants regardless of the weekly trading volume of our common stock. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

Since we may redeem the warrants only with the prior consent of Jesup & Lamont, which firm may also hold warrants subject to redemption, Jesup & Lamont may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that Jesup & Lamont will consent to such redemption if it is not in its best interest, even if it is in our best interest.

Proposed OTC Bulletin Board symbols for our:

Units		[_______]

Common stock		[_______]

Warrants		[_______]

Offering proceeds to be held in trust:
$79,650,000 of the proceeds of this offering ($5.31 per unit) will be placed in a trust account at JPMorganChase NY Bank maintained by Continental Stock Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination or our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $2,621,000).

It is possible that we could use a portion of the funds not in the trust account to make a deposit or down payment or to pay other transactional expenses with respect to a particular proposed business combination, although we do not have any present intention to do so. In the event we are ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to pay expenses related to finding a suitable business combination without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

Prior to the completion of a business combination, there will be no fees, reimbursements or cash payments made to our existing stockholders and/or officers and directors other than:

•	Repayment of a $120,000 interest-free loan made by our existing stockholders to cover offering expenses;

•	Payment of $7,500 per month to an affiliate of Harvey Seslowsky, our President and Chief Operating Officer, for office space and administrative services; and

•	Reimbursement for any expenses incident to the offering and finding a suitable business combination.

The future role of our officers and directors and their respective remuneration, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that certain members of our management team will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business. The ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Stockholders must approve business combination
We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and management directors, have agreed to vote the shares of common stock owned by them prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold as part of units in this offering. The term “public stockholders” means the holders of common stock sold as part of the units in this offering or in the aftermarket, including any existing stockholders to the extent that they purchase or acquire such shares. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights (described below). Voting against the business combination alone will not result in conversion of a stockholder’s shares for a pro rata share of the trust fund. Such stockholder must have also exercised its conversion rights described below.

Conversion rights for stockholders voting to reject a business combination

Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly. Public stockholders that convert their shares into their pro rata share of the trust fund will continue to have the right to exercise any warrants they may hold.

Liquidation if no business combination
We will dissolve and promptly distribute only to our public stockholders (including any members of our management who participate in this offering or who acquire shares in the aftermarket) the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18-month period). All of our existing stockholders, including all of our officers and management directors, have waived their right to receive distributions (other than with respect to units they purchase in this offering or common stock they purchase in the aftermarket) upon our liquidation prior to a business combination. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust fund.

Escrow of management shares	On the date of this prospectus, all of our existing stockholders, including all of our officers and management directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period and will not be released from escrow until 12 months after the date of a business combination unless we were to consummate a transaction after the consummation of the initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

RISKS

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our initial stockholders’ initial equity investment is below that which is required under the guidelines of the North American Securities Administrators Association, Inc. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 9 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented. The “as adjusted” information gives effect to the sale of the units we are offering, including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale and the repayment of the accrued and other liabilities required to be paid.

	August 26, 2005

	Actual	As Adjusted

Balance Sheet Data:
Working capital (deficiency)	$ (27,572)	$82,243,428
Total assets	122,678	82,243,428
Total liabilities	100,000	—
Maximum value of common stock which may be converted to cash ($5.31 per share) in connection with a business combination	—	15,922,035
Stockholders’ equity	$ 22,678	$66,321,393

The working capital (deficiency) excludes $52,500 of costs related to this offering which were paid prior to August 26, 2005. These deferred offering costs have been recorded as a long term asset and are reclassified against stockholders’ equity in the “as adjusted” information.

The working capital and total assets amounts include the $79,650,000 being held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account and any remaining assets will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred and the business combination was completed, we would be required to convert to cash up to approximately 19.99% of the 15,000,000 shares sold in this offering, or 2,998,500 shares of common stock, at an initial per-share conversion price of $5.31, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination; divided by

•	the number of shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities.

Risks Associated with our Business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting a business combination with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any acquisition candidate for us. Neither we nor any of our agents, representatives or affiliates have conducted any research or taken any measures, directly or indirectly, to locate or contact a target business. We will not generate any operating revenues until, at the earliest, after the consummation of a business combination. We cannot assure you that a business combination will occur. Our independent public accountants have included an explanatory paragraph in their report on our financial statements relating to substantial doubt existing about the ability of our company to continue as a going concern.

If we are forced to liquidate before a business combination and distribute the trust account, our public stockholders will receive less than $6.00 per share upon distribution of the trust account and our warrants will expire worthless.

If we are unable to complete a business combination within the required time frame and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—Liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” appearing elsewhere in this prospectus.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to complete a business combination.

Since August 2003, based upon publicly available information, approximately [__] similarly structured blank check companies have completed initial public offerings. Of these companies, only two companies have consummated a business combination, while four other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately [__] blank check companies with more than $[____] in trust accounts that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings, and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to completion of a business combination. While some of those companies have specific industries in which they must complete a business combination, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Further, the fact that only two of such companies have completed a business combination and four of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders would be less than $5.31 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities with which we execute agreements waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements and it is not a condition to our doing business with anyone. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to us and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us that any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims that could take priority over the claims of our public stockholders and the per-share liquidation price could be less than the $5.31 per share held in the trust account, plus interest, due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate, Messrs. Granath, Seslowsky, Clauser and Maggin will be personally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the trust account) to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us, to the extent necessary to ensure that such claims do not reduce the amount in the trust fund. However, we cannot assure you that our executive officers will be able to satisfy those obligations. Furthermore, even after our liquidation (including the distribution of the funds then held in the trust account) under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Since we have not yet selected a target business with which to complete a business combination, we are unable to currently ascertain the particular merits or risks of the business in which we may ultimately operate.

Although we intend to focus our efforts on the entertainment, media and communications industries, there is no current basis for you to evaluate the possible merits or risks of the particular target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in our industry or a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.

We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—We have not identified a target business.”

Resources could be wasted in researching acquisitions that are not consummated.

It is anticipated that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the transaction for any number of reasons including those beyond our control such as that more than 19.99% of our public shareholders vote against the transaction even if a majority of our shareholders approve the transaction. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. See the section below entitled “Effecting a Business Combination—We have not identified a target business.”

We may issue shares of our capital stock or debt securities to complete a business combination which would reduce the equity interest of our stockholders and could likely cause a change in control of our ownership.

Our amended and restated certificate of incorporation authorizes the issuance of up to 70,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 19,000,000 authorized, and unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Jesup & Lamont, the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	could likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating income and other resources after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

For a more complete discussion of the possible structure of a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination—Selection of a target business and structuring of a business combination.”

Some or all of our current officers and directors may resign upon consummation of a business combination and we will have only limited ability to evaluate the management of the target business.

Our ability to effect a business combination successfully will be totally dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Although we expect several of our management and other key personnel to remain associated with us following a business combination, we may employ other personnel following the business combination. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate the same as part of any such combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities for services they would render to our company after the consummation of the business combination. If we acquired a target business in an all-cash transaction, it would be more likely that current members of management would remain with us if they chose to do so. If a business combination were structured as a merger whereby the stockholders of the target company were to control the combined company, following a business combination, it may be less likely that management would remain with the combined company unless it was negotiated as part of the transaction via the acquisition agreement, an employment agreement or other arrangement. In making the determination as to whether current management should remain with us following the business combination, management will analyze the experience and skill set of the target business’ management and negotiate as part of the business combination that certain members of current management remain if it is believed that it is in the best interests of the combined company post-business combination. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

At the time we seek stockholder approval of any business combination, we will offer each public stockholder (but not our existing stockholders) the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Such holder must both vote against such business combination and then exercise such holder’s conversion rights to receive a pro rata portion of the trust fund. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust fund for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expected. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

The loss of key executives could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of key executives. We believe that our success depends on the continued service of our key executive management team. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. We do not have employment contracts with any of our current executives. The unexpected loss of the services of one or more of these executives could have a detrimental effect on us.

Our success also depends to a large extent on our ability to recruit and retain qualified employees.

Our future success will depend in large part upon our ability to attract and retain highly skilled operations, sales, marketing and managerial personnel. Should we not be able to attract or train key qualified management, future operating results may be adversely impacted.

If we seek to effect a business combination with an entity that is directly or indirectly affiliated with one or more of our existing stockholders, conflicts of interest could arise.

Our initial stockholders either currently have or may in the future have affiliations with companies in the entertainment, media and communications industries. If we were to seek a business combination with a target company with which one or more of our existing stockholders may be affiliated, conflicts of interest could arise in connection with negotiating the terms of and completing the business combination. Conflicts that may arise may not be resolved in our favor.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours to our affairs. While it is our executive officers’ intention to devote substantial business time to identifying potential targets and consummating a business combination, the amount of time devoted will vary depending on the stage of a potential business combination (i.e., from approximately 10 hours per week during target identification to substantially full time during negotiations), and their other business affairs could in the future require them to devote more substantial amounts of time to such affairs, limiting their ability to devote sufficient time to our affairs. This could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section appearing elsewhere in this prospectus entitled “Management—Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

Our officers, directors and their affiliates may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

None of our directors, officers or their affiliates has been or currently is a principal of, or affiliated with, entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. However, our officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.

Four of our officers and directors presently own, in the aggregate, 3,750,000 shares of our common stock which will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

Four of our officers and directors presently own, in the aggregate, 3,750,000 shares of our common stock, but have waived their right to receive distributions (other than with respect to units they purchase in this offering or common stock they purchase in the aftermarket) upon our liquidation if we are unable to consummate a business combination. If they purchase units in this offering or shares of common stock in the open market, they would be entitled to vote such shares of common stock as they choose on a proposal to approve a business combination. The shares acquired prior to this offering and any warrants owned by our officers and directors will be worthless if we do not consummate a business combination. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Our existing stockholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not in the trust fund unless the business combination is consummated and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders’ best interest.

Our existing stockholders, including all of our officers and management directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the available proceeds not deposited in the trust fund unless the business combination is consummated. In such event, our existing stockholders may, as part of any such combination, negotiate the repayment of some or all of any such expenses, with or without interest or other compensation, which if not agreed to by the target business’ owners, could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of our officers and management directors could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest. We would note, however, that such expenses are likely to be insignificant compared to the value of management’s stake.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2006. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management’s evaluation of our system of internal controls. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Risks Associated with the Entertainment, Media and Communications Industries

We believe the following risks would apply to us following the completion of a business combination with a target business in the entertainment, media and communications industries.

The speculative nature of the entertainment, media and communications industry may negatively impact our results of operations.

Certain segments of the entertainment, media and communications industry are highly speculative and historically have involved a substantial degree of risk. For example, the success of a particular film, video game, program or recreational attraction depends upon unpredictable and changing factors, including the success of promotional efforts, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public acceptance and other tangible and intangible factors, many of which are beyond our control. If we complete a business combination with a target business in such a segment, our operations may be adversely affected.

Changes in technology may reduce the demand for the products or services we may offer following a business combination.

The entertainment, media and communications industries are substantially affected by rapid and significant changes in technology. These changes may reduce the demand for certain existing services and technologies used in these industries or render them obsolete. We cannot assure you that the technologies used by or relied upon or produced by a target business with which we effect a business combination will not be subject to such occurrence.

While we may attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

If following a business combination, the products or services that we market or sell are not accepted by the public, our profits may decline.

Certain segments of the entertainment, media and communications industries are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs and tastes. We cannot assure you that the products and services of a target business with which we effect a business combination will gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

If we are unable to protect our patents, trademarks, copyrights and other intellectual property rights following a business combination, competitors may be able to use our technology or intellectual property rights, which could weaken our competitive position.

If we are successful in acquiring a target business and the target business is the owner of patents, trademarks, copyrights and other intellectual property, our success will depend in part on our ability to obtain and enforce intellectual property rights for those assets, both in the United States and in other countries. In those circumstances, we may file applications for patents, copyrights and trademarks as our management deems appropriate. We cannot assure you that these applications, if filed, will be approved, or that we will have the financial and other resources necessary to enforce our proprietary rights against infringement by others. Additionally, we cannot assure you that any patent, trademark or copyright obtained by us will not be challenged, invalidated or circumvented.

If we are alleged to have infringed on the intellectual property or other rights of third parties it could subject us to significant liability for damages and invalidation of our proprietary rights.

If, following a business combination, third parties allege that we have infringed on their intellectual property rights, privacy rights or publicity rights or have defamed them, we could become a party to litigation. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights and/or restrict our ability to publish and distribute the infringing or defaming content.

We may not be able to successfully compete in our desired industry and segments, which are characterized by the existence of large competitors and rapidly changing technology.

There is substantial competition in all aspects and segments of the entertainment, media and communications industry. Numerous companies, most of which have substantially greater financial resources available to them than we will, are already engaged in the various segments in which we may seek to engage. We cannot assure you that we will be able to compete successfully with others in the relevant market upon the successful acquisition of a target business.

We may not be able to comply with government regulations that may be adopted with respect to the entertainment media and communications industry.

Certain segments of the entertainment, media and communications industries, including broadcast networks, cable networks and radio stations, have historically been subject to substantial regulation at the Federal, state and local levels. In the past, the regulatory environment, particularly with respect to the telecommunications industry and the television and radio industry, has been fairly rigid. We cannot assure you that regulations currently in effect or adopted in the future will not cause our profits to decline or cause us to modify or cease operations as are then being conducted.

Risks Associated with this Offering

Because of the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination within the required time frame.

We expect to encounter intense competition from entities other than blank check companies having a business objective similar to ours, including leveraged buyout funds, hedge funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We will be limited by the requirement that our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. This requirement will prevent us from initially targeting smaller companies, even if we believe they are attractive candidates for acquisition.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or because we become obligated to convert into cash a significant number of shares from dissenting stockholders (other than our existing stockholders), we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders, including all of our officers and management directors, control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.

Upon consummation of our offering, our existing stockholders (including all of our officers and management directors) will collectively own 20% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering and assuming no exercise of the underwriters’ over-allotment option). Although none of our existing stockholders, officers and directors has indicated to us that he intends to purchase our securities in this offering, any shares of common stock acquired by existing stockholders as part of the units they may elect to purchase in this offering or in the aftermarket will be considered as part of the holding of the public stockholders and will have the same voting and other rights (but not conversion rights) as other public stockholders with respect to a potential business combination. Accordingly, such existing stockholders may vote on a proposed business combination with respect to shares acquired in this offering or in the aftermarket any way they so choose, although they have expressed a present intention to vote in favor of any business combination presented to the public stockholders for a vote. We cannot assure you that our existing stockholders will not have considerable influence upon such a vote and any other matters that may be presented to our stockholders for consideration.

Our existing stockholders paid an aggregate of $25,000, or approximately $0.006 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 29.8% or $1.79 per share (the difference between the pro forma net tangible book value per share of $4.21 and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 30,000,000 shares of common stock (assuming no exercise of the underwriters’ over-allotment option). We will also issue an option to purchase 750,000 units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 750,000 shares of common stock and 1,500,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register, at our expense, the resale of their shares of common stock at any time after the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 3,750,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

Investors in this offering may engage in resale transactions only in those states in which we have registered this offering and in a limited number of other jurisdictions where an applicable state law exemption from registration exists.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable state law exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled “State Blue Sky Information” appearing elsewhere in this prospectus.

Jesup & Lamont does not have significant experience as a lead underwriter and we cannot assure you that it will be successful.

While much of the success of this offering depends on the efforts of Jesup & Lamont, the representative of the underwriters, Jesup & Lamont does not have significant experience as a lead underwriter in public offerings of securities. We may not be able to obtain sufficient research coverage from market analysts after the offering. The lack of such coverage may reduce or limit the market price, liquidity or trading volume of our units.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest which means they are at further risk if they invest. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. We cannot assure you, however, that such securities will be approved for quotation or continue to be authorized for quotation by the OTC Bulletin Board or any other market in the future, in which event the liquidity and price of our securities would be even more adversely impacted.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, the nature of our investments and the issuance of our securities may be restricted, which may make it difficult for us to complete a business combination. In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the Act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

If our common stock becomes subject to the penny stock rules, broker dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Because our initial stockholders’ initial equity investment was only $25,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter’s Equity Investment promulgated by The North American Securities Administrators Association, Inc., an international organization devoted to investor protection, any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not equal a certain percentage of the aggregate public offering price. Our promoters’ initial investment of $25,000 is less than the required $4,610,000 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. If the offering were disallowed, it would further restrict your ability to engage in resale transactions with respect to our securities. Additionally, the initial equity investment made by the initial stockholders may not adequately protect investors.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of August 26, 2005, we had $72,428 in cash and a working capital deficiency of $27,572. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management’s plans to address this uncertainty through this offering are discussed in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” There is no assurance that our plans to raise capital or to consummate a business combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

USE OF PROCEEDS

We have agreed to bear all fees, disbursements and expenses in connection with this offering. We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-	Over-Allotment
	Allotment Option	Option Exercised

Gross proceeds	$90,000,000.00	$103,500,000.00
Offering expenses(1)
Underwriting discount (7% of gross proceeds)	6,300,000.00	7,245,000.00
Non-accountable expense allowance (1% of gross proceeds)(2)	900,000.00	900,000.00
Legal fees and expenses (including blue sky services and expenses)	335,000.00	335,000.00
Miscellaneous expenses	50,149.29	50,149.29
Printing and engraving expenses	50,000.00	50,000.00
Accounting fees and expenses	30,000.00	30,000.00
SEC registration fee	34,250.70	34,250.70
NASD filing fee	29,600.01	29,600.01
Net proceeds
Held in trust	79,650,000.00	92,205,000.00
Not held in trust	2,621,000.00	2,621,000.00

Total net proceeds	$82,271,000.00	$ 94,826,000.00

Use of net proceeds not held in trust(3)
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination and the preparation and filing of the related proxy statement	$ 500,000	(19.1%)
Due diligence of prospective target businesses	300,000	(11.4%)
Payment of administrative fee to Transmedia Corporation ($7,500 per month for two years)	180,000	(6.9%)
Legal and accounting fees relating to SEC reporting obligations	50,000	(1.9%)
Payment of fee to independent director ($10,000 per year for two years)	20,000	(0.8%)
Working capital to cover miscellaneous expenses, D&O insurance and reserves	1,571,000	(59.9%)

Total	$ 2,621,000	(100.0%)

(1)	A portion of the offering expenses, including the SEC and NASD filing fees and approximately $52,500 of legal and accounting fees, have been paid from the funds loaned to us by members of our management described below. These funds will be repaid from the gross proceeds of this offering.

(2)	Such amount includes up to $150,000 of fees and expenses payable to underwriters’ counsel in connection with its due diligence and the offering.

(3)	These expenses are estimates only. Our actual expenditures for some or all of these items may differ substantially from those set forth herein.

$79,650,000, or $92,205,000 if the underwriters’ over-allotment option is exercised in full, of net proceeds will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of the target business will be used as working capital to finance operations of the target business.

The payment to Transmedia Corporation, an affiliate of Harvey Seslowsky, our President and Chief Operating Officer, of a monthly fee of $7,500 is for certain administrative, technology and secretarial services, as well as the use of certain limited office space located in Dallas, Texas. This arrangement is being agreed to by Transmedia Corporation for our benefit and is not intended to provide Mr. Seslowsky compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Dallas, Texas area, that the fee charged by Transmedia Corporation is at least as favorable as we could have obtained from an unaffiliated person. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee.

We intend to use the excess working capital (approximately $1,571,000) for director and officer liability insurance premiums (approximately $200,000) with the balance of $1,371,000 being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors and may include engaging market research firms and/or third party consultants. Our officers and directors will not receive any compensation for their due diligence of prospective target businesses, but would be reimbursed for any out-of-pocket expenses (such as travel expenses) incurred in connection with such due diligence activities. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.

It is possible that we could use a portion of the funds not in the trust account to make a deposit or down payment or to pay other transactional expenses with respect to a particular proposed business combination, although we do not have any present intention to do so. We believe the net proceeds from the offering will be sufficient to fund the evaluation, negotiation and other expenses attendant to consummating a business combination even if we make such a payment. However, in the event that we are ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to conduct due diligence and pay other expenses related to finding another suitable business combination without securing additional financing. Thus, if we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account which are not used to consummate a business combination will be disbursed to the combined company and will, along with any other net proceeds not expended, be used as working capital to finance the operations of the target business.

Messrs. Granath, Seslowsky, Clauser, and Maggin representing all of our current stockholders and executive officers and a majority of our directors advanced to us a total of $100,000 on August 25, 2005, and Transmedia Corporation, an affiliate of Mr. Seslowsky, advanced to us a total of $20,000 on September 3, 2005, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal and accounting fees and expenses. The loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. The loans will be repaid out of the proceeds of this offering.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will only be invested in United States “government securities,” defined as any Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act of 1940. The interest income derived from investment of these net proceeds during this period may be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Transmedia Corporation the fee described above. Other than the $7,500 per month administrative fee, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing stockholders, our officers or directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing due diligence on suitable target businesses and business combinations and travel expenses. To the extent that such expenses exceed the available proceeds not deposited in the trust fund, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination, in which event this reimbursement obligation would in all likelihood be negotiated with the owners of a target business. The future role of our officers and directors and their respective remuneration, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that certain members of our management team will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business. The ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder (but not our existing stockholders) were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At August 26, 2005, our net tangible book value was a deficiency of $27,572, or approximately $.01 per share of common stock. After giving effect to the sale of 15,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at August 26, 2005 would have been $66,371,643 or $4.21 per share, representing an immediate increase in net tangible book value of $4.21 per share to the existing stockholders and an immediate dilution of $1.79 per share or 29.8% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is $15,922,035 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders (but not our existing stockholders) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$ 6.00
Net tangible book value before this offering		$ (.01)
Increase attributable to new investors	4.22

Pro forma net tangible book value after this offering		4.21

Dilution to new investors		$ 1.79

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percentage	Amount	Percentage	Per Share

Existing stockholders	3,750,000	20.0%	$ 25,000	0.0277%	$0.0067
New investors	15,000,000	80.0%	$90,000,000	99.9722%	$ 6.00

	18,750,000	100.0%	$90,025,000	100%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$ (27,572)
Proceeds from this offering	82,271,000
Offering costs paid in advance and excluded from net tangible book value before this offering	50,250
Less: Proceeds held in trust subject to conversion to cash ($79,650,000 x 19.99%)	(15,922,035)

$ 66,371,643

Denominator:
Shares of common stock outstanding prior to this offering	3,750,000
Shares of common stock included in the units offered	15,000,000
Less: Shares subject to conversion (15,000,000 x 19.99%)	(2,998,500)

15,751,500

CAPITALIZATION

The following table sets forth our capitalization at August 26, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	August 26, 2005

	Actual	As Adjusted

Notes payable to existing stockholders	$100,000	$ —
Total debt	100,000	—
Common stock, $.0001 par value, -0- and 2,998,500 shares which are subject to possible conversion, shares at conversion value	—	15,922,035
Stockholders’ equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.0001 par value, 70,000,000 shares authorized; 3,750,000 shares issued and outstanding; 15,751,500 shares issued and outstanding (excluding 2,998,500 shares subject to possible conversion), as adjusted	375	1,575
Additional paid-in capital	24,625	66,322,140
Deficit accumulated during the development stage	(2,322)	(2,322)

Total stockholders’ equity	22,678	66,321,393

Total capitalization	$ 22,678	$82,243,428

If we consummate a business combination, the conversion rights afforded to our public stockholders (but not our existing stockholders) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on July 8, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating income and other resources after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $1,429,000, including $900,000 representing the underwriters’ non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of approximately $6,300,000 (or $7,245,000 if the underwriters’ over-allotment option is exercised in full) will be approximately $82,271,000 (or $94,826,000 if the underwriters’ over-allotment option is exercised in full). Of this amount, $79,650,000 (or $92,205,000 if the underwriters’ over-allotment option is exercised in full) will be held in trust and the remaining $2,621,000 in either event will not be held in trust. We will use substantially all of the net proceeds of this offering, including the funds held in the trust account, to acquire a target business. The funds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. To the extent that our capital stock or debt securities are used in whole or in part as consideration to effect a business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we will be using these funds for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements or prospective target businesses, and structuring, negotiating and consummating a business combination. We anticipate approximately $500,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination (including the costs of obtaining stockholder approval), $300,000 of expenses for the due diligence and investigation of a target business, $180,000 for the administrative fee payable to Transmedia Corporation ($7,500 per month for two years), $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations, $20,000 for fees to our independent director and $1,571,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $200,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required to operate our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a financing simultaneously with the consummation of a business combination.

We are obligated, commencing on the date of this prospectus, to pay Transmedia Corporation, an affiliate of Harvey Seslowsky, a monthly fee of $7,500 for certain administrative, technology and secretarial services, as well as the use of certain limited office space located in Dallas, Texas. In addition, on August 25, 2005, Messrs. Granath, Seslowsky, Clauser, and Maggin, representing all of our current stockholders and executive officers and a majority of our directors, advanced a total of $100,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. On September 3, 2005, Transmedia Corporation advanced $20,000 to us, on a non-interest basis, as additional working capital to cover additional offering expenses. The loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

We have agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 750,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants underlying this option are exercisable at $6.25 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring four years from the date of this prospectus. We estimate that the fair value of this option is approximately $1,210,943 ($1.6146 per unit underlying such option) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative of the underwriters is estimated as of the date of grant using the following assumptions: (1) expected volatility of 37.3%, (2) risk-free interest rate of 4.08% and (3) expected life of four years. For a more complete description of the purchase option, see the section appearing elsewhere in this prospectus entitled “Underwriting—Purchase Option.”

As indicated in the accompanying financial statements, at August 26, 2005, we had $72,428 in cash and a working capital deficiency of $27,572. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management’s plans to address this uncertainty through this offering are discussed above. There is no assurance that our plans to raise capital or to consummate a business combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

PROPOSED BUSINESS

Introduction

We are a Delaware blank check company incorporated on July 8, 2005 in order to serve as a vehicle for the acquisition of an operating business. We intend to focus on companies and/or high volume brands in the entertainment, media and communications industries. The entertainment, media and communications industries encompass those companies which create, produce, deliver, own, distribute and/or market entertainment and information content, products and services and include among others:

•	broadcast television;

•	cable, satellite and terrestrial television content delivery;

•	film, television and audio content production and distribution;

•	newspaper, book, magazine, and specialty publishing;

•	motion picture exhibition and related services;

•	radio services via broadcast and satellite;

•	video game production and distribution;

•	Internet media production and distribution;

•	advertising agencies and other advertising services, including direct marketing;

•	recorded music and other audio content production and distribution; and

•	live event entertainment and venue management.

Our management team has extensive experience in the entertainment, media and communications industries as senior executives, business consultants and/or entrepreneurs. Herbert A. Granath, our Chairman of the Board and Chief Executive Officer, currently serves as the Chairman Emeritus of ESPN, the 24-hour cable sports network, and was previously employed as an executive of ABC for over 35 years. Harvey M. Seslowsky, our President and Chief Operating Officer, currently serves as President of Transmedia Corporation, a private media consulting firm he founded which provides consulting services to a variety of clients, including Accenture Ltd., one of the world’s leading management consulting and technology services organizations. Robert C. Clauser, Jr., our Executive Vice President and Chief Financial Officer, currently serves as Lead Strategy Partner of the Media & Entertainment Practice (Americas) of Accenture Ltd., where he advises senior executive officers and the board of directors of numerous media and entertainment companies on setting strategy, transforming operations, and integrating technology to deliver growth, profitability and value. Bruce Maggin, our Executive Vice President and Secretary, currently serves as Vice President, Secretary and a Managing Member of The H.A.M Media Group, LLC, an international investment and advisory firm that specializes in the entertainment and communications industries.

We intend to leverage the industry experience of our executive officers by focusing our efforts on identifying a prospective target business or high volume brand in the entertainment, media and communications industries. We believe that companies involved in these industries represent attractive acquisition targets for a number of reasons, including a favorable economic environment for these industries, potentially attractive valuations, the large number of middle market acquisition candidates. We intend to leverage the industry experience of our executive officers by focusing our efforts on identifying a prospective target business or high volume brand in the entertainment, media and communications industries. We believe that companies involved in these industries represent attractive acquisition targets for a number of reasons, including a favorable economic environment for these industries, potentially attractive valuations and the large number of middle market acquisition candidates.

We believe, based solely on our management’s collective business experience, that there are numerous business opportunities in the entertainment, media and communications industries. However, neither we nor any of our agents have conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates within these industries or the likelihood or probability of success of any proposed business combination. Accordingly, we cannot assure you that we will be able to locate a target business in such industries or that we will be able to engage in a business combination with a target business on favorable terms.

The entertainment, media and communications industry represents a large and expanding segment of the United States economy. According to PricewaterhouseCoopers, LLP, global entertainment, media and communications industry spending reached $1.3 trillion in 2004 and is expected to increase to $1.8 trillion in 2009. The United States marketplace accounts for $525 billion, or 42%, of the $1.3 trillion in spending. Certain segments of the entertainment, media and communications industry, such as video games and interactive multimedia software, are growing at rates above the industry average domestically and are growing at even greater rates internationally.

Growth in this industry has historically been driven by the introduction of new technologies and the expansion of domestic and international markets. The latter part of the 20 century witnessed the introduction and consumer acceptance of cable television, home video, video games and compact discs. The 1990s witnessed the emergence of additional products and improved delivery systems such as interactive multimedia entertainment software, simulator and virtual reality attractions and fiber optic cable. The beginning of the 2l century has witnessed even greater expansion as the emergence of next-generation technologies has significantly strengthened growth opportunities for television distribution through direct broadcast satellite and digital cable, video games, Internet access and home video. The emergence of the DVD and CD-ROM formats has further increased this expansion.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors in this offering will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable, which would subject us to the numerous risks inherent in such companies.

We have not identified a target business

We do not have any specific business combination under consideration, and we have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting a business combination with our company. We have not (nor have any of our agents, representatives or affiliates) been approached by any candidates (or representatives of any candidates) with respect to a possible transaction with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any acquisition candidate for us. Neither we nor any of our agents, representatives or affiliates have conducted any research or taken any measures, directly or indirectly, to locate or contact a target business. Subject to the limitation that a target business has a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate.

Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that our officers and directors as well as their affiliates will bring to our attention target business candidates. While our officers and directors make no commitment as to the amount of time they will spend trying to identify or investigate potential target businesses, they believe that the various relationships they have developed over their careers, together with their direct inquiry, will generate a number of potential target businesses that will warrant further investigation.

Target business candidates may also be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, leveraged buyout funds, hedge funds, management buyout funds and other members of the financial community who are aware that we are seeking a business combination partner via public relations and marketing efforts, direct contact by management or other similar efforts and who may present solicited or unsolicited proposals. We may pay finders’ fees or compensation to third parties for their efforts in introducing us to potential target businesses which we would negotiate at the time. Such payments, which are typically based on the dollar value of the transaction, could be paid to entities we engage for this purpose or ones that approach us on an unsolicited basis. In no event, however, will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers, directors, or existing stockholders will receive any finder’s fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us other than any compensation or fees that may be received for any services provided following such business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	cash flow potential;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry by competitors;

•	stage of development of the products, processes or services;

•	security measures employed to protect technology, trademarks or trade secrets;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finder’s, consulting or similar fees to any of our existing stockholders, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair Market Value of Target Business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Possible lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is likely that we will have the ability to effect only one, or perhaps two, business combinations. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business’ management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors and their respective remuneration, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that certain members of our management team will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business. The ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that the managers we hire will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and management directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold as part of units in this offering. This voting arrangement does not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Accordingly, they may vote these shares any way they choose, although they have expressed a present intention to vote in favor of any business combination they present to the public stockholders for a vote. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.31 or $0.69 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. If a stockholder votes against the business combination but fails to properly exercise its conversion rights, such stockholder will not have its shares of common stock converted to its pro rata distribution of the trust fund. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, both exercise their conversion rights and vote against the business combination.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants, which will expire worthless. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust fund.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.31 or $0.69 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. Messrs. Granath, Seslowsky, Clauser and Maggin have agreed pursuant to agreements with us and Jesup & Lamont that, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to vendors that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account at that time. It is our intention that all vendors, prospective target businesses and other entities that we engage will execute agreements with us waiving any right to the monies held in the trust account. If any third party refused to execute an agreement waiving such claims, we would perform an analysis of the alternatives available to us and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management does not believe it would be able to find a provider of required services willing to provide the waiver. We cannot assure you, however, that our executive officers would be able to satisfy those obligations. Further, our executive officers will not be personally liable to pay debts and obligations to prospective target businesses if a business combination is not consummated with such prospective target businesses, or for claims from any other entity other than vendors. Accordingly, we cannot assure you that the actual per-share liquidation price will not be less than $5.31, plus interest, due to claims of creditors.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us. Further:

•	our obligation to seek stockholder approval of a business combination may delay or threaten the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity and the substantial industry expense of our officers may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at 4429 Edmondson Avenue, Dallas, Texas 75205. We consider our current office space adequate for our current operations.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Transmedia Corporation, an affiliate of Harvey Seslowsky, our President and Chief Operating Officer, $7,500 per month in exchange for certain administrative, technology and secretarial services, as well as the use of certain limited office space in Dallas, Texas. We believe, based on rents and fees for similar services in the Dallas, Texas area, that the $7,500 fee is at least as favorable as we could have obtained from an unaffiliated person.

Employees

We have four executive officers. These individuals are not obligated to devote any minimum number of hours to our matters as the nature of identifying and negotiating with a target business may require extensive time commitments at certain stages and very little at others. However, these individuals intend to devote as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for a potential business combination and the stage of a potential business combination. We expect Messrs. Seslowsky, Maggin and Weden to devote an average of approximately 10 hours per week to our business during the target identification stage, and close to full time during due diligence and negotiation of a business combination. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.

We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2006. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$79,650,000 of the net offering	$74,520,000 of the offering proceeds
	proceeds will be deposited into a trust	would be required to be deposited into
	account at JPMorganChase NY Bank	either an escrow account with an
	maintained by Continental Stock	insured depositary institution or in a
	Transfer & Trust Company.	separate bank account established by a
broker-dealer in which the broker-dealer
acts as trustee for persons having the
beneficial interests in the account.

Investment of net proceeds	The $79,650,000 of net offering	Proceeds could be invested only in
	proceeds held in trust will only be	specified securities such as a money
	invested in U.S. “government	market fund meeting conditions of the
	securities,” defined as any Treasury	Investment Company Act of 1940 or in
	Bills issued by the United States	securities that are direct obligations of,
	having a maturity of 180 days or	or obligations guaranteed as to principal
	less or in money market funds	or interest by, the United States.
meeting certain conditions under
Rule 2a-7 promulgated under the
Investment Company Act of 1940.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Limitation on Fair Value or
Net Assets of Target
Business	The initial target business that we	We would be restricted from acquiring a
	acquire must have a fair market value	target business unless the fair value of
	equal to at least 80% of our net assets	such business or net assets to be
	at the time of such acquisition.	acquired represented at least 80% of the
maximum offering proceeds.

Trading of securities issued	The units may commence trading on	No trading of the units or the underlying
	or promptly after the date of this	common stock and warrants would be
	prospectus. The common stock and	permitted until the completion of a
	warrants comprising the units will	business combination. During this
	begin to trade separately within the	period, the securities would be held in
	first 20 trading days following the	the escrow or trust account.
earlier to occur of the exercise in full
or expiration of the underwriters’
over-allotment option, provided we
have filed with the SEC a Current
Report on Form 8-K, which includes
an audited balance sheet reflecting
our receipt of the proceeds of this
offering, including any proceeds we
receive from the exercise of the over-
allotment option, if such option is
exercised prior to the filing of the
Form 8-K. If the over-allotment
option is exercised following the
initial filing of such Form 8-K, an
amended Form 8-K will be filed to
provide updated financial information
to reflect the exercise of the over-
allotment option.

Exercise of the warrants	The warrants cannot be exercised	The warrants could be exercised prior to
	until the later of the completion of	the completion of a business
	a business combination and one year	combination, but securities received and
	from the date of this prospectus and,	cash paid in connection with the
	accordingly, will be exercised only	exercise would be deposited in the
	after the trust account has been	escrow or trust account.
terminated and distributed.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Election to remain	We will give our stockholders the	A prospectus containing information
an investor	opportunity to vote on the business	required by the SEC would be sent to
	combination. In connection with	each investor. Each investor would be
	seeking stockholder approval, we	given the opportunity to notify the
	will send each stockholder a proxy	company, in writing, within a period of
	statement containing information	no less than 20 business days and no
	required by the SEC. A stockholder	more than 45 business days from the
	following the procedures described in	effective date of the post-effective
	this prospectus is given the right to	amendment, to decide whether he or she
	convert his or her shares into his or	elects to remain a stockholder of the
	her pro rata share of the trust account.	company or require the return of his or
	However, a stockholder who does	her investment. If the company has not
	not follow these procedures or a	received the notification by the end of
	stockholder who does not take any	the 45th business day, funds and interest
	action would not be entitled to the	or dividends, if any, held in the trust or
	return of any funds.	escrow account would automatically be
returned to the stockholder. Unless a
sufficient number of investors elect to
remain investors, all of the deposited
funds in the escrow account must be
returned to all investors and none of the
securities will be issued.

Business combination
deadline	A business combination must occur	If an acquisition has not been
	within 18 months after the	consummated within 18 months after
	consummation of this offering or	the effective date of the initial
	within 24 months after the	registration statement, funds held in the
	consummation of this offering if a	trust or escrow account would be
	letter of intent, agreement in	returned to investors.
principle or definitive agreement
relating to a prospective business
combination was entered into prior
to the end of the 18-month period.

Release of funds	The proceeds held in the trust account	The proceeds held in the escrow
	will not be released until the earlier	account would not be released until the
	of the completion of a business	earlier of the completion of a business
	combination and our liquidation	combination or the failure to effect a
	upon failure to effect a business	business combination within the allotted
	combination within the allotted time.	time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Herbert A. Granath	77	Chairman of the Board and Chief Executive Officer
Harvey M. Seslowsky	63	President, Chief Operating Officer and Director
Robert C. Clauser, Jr.	39	Executive Vice President, Chief Financial Officer and Director
Bruce Maggin	62	Executive Vice President, Secretary and Director
Richard Weden	64	Director

Herbert A. Granath has been our Chairman of the Board and Chief Executive Officer since August 2005. Mr. Granath is Chairman Emeritus, ESPN, a cable sports network, and Senior Content Advisor to Cable Partners Europe, a cable communications operator, and Telenet, Belgium’s leading cable television company. Since 1999, he has served on the Board of Advisors of Veronis, Suhler & Associates Fund III, a billion-dollar fund investing in worldwide media, and is currently a Director of Central European Media Enterprises Ltd, a company engaged in the ownership and operation of leading commercial television stations in Central and Eastern Europe, and of Crown Media Holdings, which owns and operates the Hallmark Channel. Mr. Granath was employed by ABC for over 35 years, where he was Senior Vice President from 1998 to February 2001, and was Chairman, Disney/ABC International, an international broadcasting company, from 1996 to January 1998. He served as Chairman of the Board of ESPN for 16 years, as well as Board Chairman of A&E, The History Channel, The Biography Channel and Lifetime Television, and was a Founding Partner and Director of Eurosport, the largest cable network in Europe. He also served on the boards of Telefunf, RTL2 and TM3 networks in Germany, SBS Broadcasting SA and TVA, the Brazilian pay-TV company. Among the awards Mr. Granath has received are two TONY Awards, an International EMMY (Lifetime Achievement in International TV), as well as a U.S. EMMY (Lifetime Achievement in Sports TV). Most recently, he was honored by the National Association of Broadcasters as a Broadcast Pioneer and received the European Lifetime Achievement Award at the Rose d’Or Festival in Lucerne, Switzerland.

Harvey M. Seslowsky has been our President and Chief Operating Officer and a Director of our company since August 2005. Mr. Seslowsky currently serves as the President of Transmedia Corporation, a private media consulting firm he founded which provides consulting services to a wide variety of clients, including Accenture Ltd., one of the world’s leading management consulting and technology services organizations. From October 2000 to September 2002, Mr. Seslowsky served as Executive Vice President of Worldwide Sales & Distribution for Blockbuster International Distribution, a division of Blockbuster Inc., a leading global provider of in-home rental and retail movie and game entertainment, and from February 1995 to October 2000, as Senior Vice President, National Sales, Partnership Marketing & Licensing of Blockbuster, Inc. Mr. Seslowsky has been active as a Consultant/New Business Development since 1990, and served as President and a Director of Scat Hovercraft, Inc., a company engaged in the Hovercraft industry, from 1990 to 1991, as President and a Director of Media Merchandising Corporation, the publisher of The Video Source Book and maintainer of the world’s largest and most comprehensive data base on the home video business, from 1988 to 1990, and as President of Broadcast Information Bureau Inc., a trade book and magazine publisher, where he served as a consultant to over 50 television stations. Prior to that time, he served as an Account Executive of ABC Television Network.

Robert C. Clauser, Jr. has been our Executive Vice President and Chief Financial Officer and a Director of our company since August 2005. Since November 1997, Mr. Clauser has served as Lead Strategy Partner of the Media & Entertainment Practice (Americas) of Accenture Ltd., where he advises senior executive officers and board of directors of numerous media and entertainment companies on setting strategy, transforming operations, and integrating technology to deliver growth, profitability and value. From August 1993 to September 1997, Mr. Clauser served as Manager of the Consumer Products and Retail Practice of Braxton Associates, a strategy consulting firm and division of Deloitte & Touche Consulting Group, where he was responsible for the development and implementation of strategic initiatives aimed to innovate and develop new products and new markets, and grow revenue and profitability. From 1988 to 1991, Mr. Clauser served as Assistant Treasurer of the Oil, Gas & Extractive Industries Division of The Bank of New York/Irving Trust Company. Mr. Clauser is also currently a board member of the Alliance for the Arts, an arts advocacy and research organization, the Director of Licensing and Distribution of Box of Bees Media, a music production and distribution company, and a board member and mentor of Icouldbe.org, and internet youth mentoring organization, and has previously served as Chief Executive Officer and Producer of Montage Entertainment, an independent film production company. Mr. Clauser is the recipient of a David Rockefeller Fellowship for 2006 in recognition of his civic contributions.

Bruce Maggin has been our Executive Vice President and Secretary and a Director of our company since August 2005. Mr. Maggin currently serves as the Vice President, Secretary and a Managing Member of The H.A.M Media Group, LLC, an international investment and advisory firm specializing in the entertainment and communications industries, which he co-founded in 1997. From February 1999 to November 2002, Mr. Maggin was Chief Executive Officer of “at TV Media,” a joint venture of NBC, Gemstar International, and Thomson Multimedia. Mr. Maggin currently serves on the Board of Directors of Phillips-Van Heusen Corporation, China Media Networks International (formerly Metaphor Corp.) and Central European Media Enterprises Ltd., each of which is a publicly-traded company. Prior to forming the H.A.M. Media Group, Mr. Maggin served in a variety of positions at Capital Cities/ABC. From 1993 to 1996, he was responsible for directing the company’s activities in the digital world including the production of content for video games, the internet, and video on demand. From 1986 to 1993, Mr. Maggin served as Executive Vice President of the Development/Operations division of Capital Cities/ABC Video Enterprises, where he oversaw all of the company’s start-up and venture business activities. Prior to such time, Mr. Maggin served as a merger and acquisition consultant for CFC, a unit of The Irving Trust Company, and as Vice President of Ziff Corporation, the parent company of Ziff-Davis Publishing and Broadcasting. Mr. Maggin also served on the Boards of Directors of the Lifetime Television Network from 1983 to 1995, of ESPN from 1984 to 1996, of Newstar Media (formerly Dove Entertainment) from 1997 to December 2000 and of Avalon Digital Marketing Systems (formerly Mindarrow Systems) from August 2001 to April 2003.

Richard Weden has been a Director of our company since August 2005. Mr. Weden was employed by American Express for over 35 years and most recently, from April 1995 to July 2004, served as Vice President and Director General of American Express International Services in Moscow, Russia, where he was responsible for the launch of American Express Business Travel and Card Business in Russia and other former Soviet Union countries. Prior to that time, Mr. Weden served in various executive capacities at American Express, including as Senior Vice President, Travel Management Services, Latin America from 1994 to 1995, as President and Senior Vice President, Travel Related Services, Mexico from 1989 to 1994, and as Senior Vice President & General Manager, Travel Related Services, Asia, North Pacific and China from 1983 to 1989, after having served in various other capacities at American Express since 1968. Mr. Weden has also been actively involved in a number of international professional organizations, including serving as the Chairman of the Board of the American Chamber of Commerce in Russia from January 2002 to January 2004 and as a member of its Executive Committee from January 1996 to January 2004, and as a board member of the Anglo-American School of Moscow from September 2000 to May 2004, the Russian National Orchestra from April 1995 to July 2004, and the United Way from January 1996 to June 2004. He also served on the Executive Board of the American Chamber of Mexico from approximately January 1990 to December 1993.

Our independent director will receive cash compensation equal to $2,500 per calendar quarter payable at the beginning of each quarter. In addition, on August 25, 2005, our independent director was granted an option to acquire 100,000 shares of our common stock at an exercise price of $6.00 per share, which vests over a period of three years from the date of grant, with one third vesting on the first, second and third anniversaries of the date of grant, provided that such individual remains a director of our company at such time.

We estimate that the fair value of this option is approximately $164,891 ($1.6489 per share underlying such option) using a Black-Scholes option-pricing model. The fair value of the option granted to our independent director is estimated as of the date of grant using the following assumptions: (1) expected volatility of 37.3%, (2) risk-free interest rate of 4.08% and (3) expected life of five years.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Transmedia Corporation, an affiliate of Mr. Seslowsky, a fee of $7,500 per month for providing us with certain administrative, technology and secretarial services, as well as the use of certain limited office space located in Dallas, Texas. However, this arrangement is solely for our benefit and is not intended to provide Mr. Seslowsky compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. No other executive officer or director has a relationship with or interest in Transmedia Corporation. Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, our officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our existing stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Such individuals may be paid consulting, management or other fees from target businesses as a result of the business combination, with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to the stockholders. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than by Mr. Weden, our “independent” director, or a court of competent jurisdiction if such reimbursement is challenged.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the section entitled “Directors and Executive Officers.”

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since a majority of our directors own shares of our common stock, and may own warrants, which will be worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination on a timely basis and securing the release of their stock.

•	Our directors and officers may purchase shares of common stock as part of this offering or in the open market, though they are not obligated to do so. If they did, they would be entitled to vote such shares as they choose on a proposal to approve a business combination.

With respect to potential conflicts relating to potential business combinations, in general, prior to availing themselves personally of a business opportunity, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to the subject corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earliest of a business combination, our liquidation or such time as he or she ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to our company under Delaware law.

In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. While a director with such a conflict may decide to recuse himself, we cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In connection with the stockholder vote required to approve any business combination, all of our existing stockholders have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold as part of units in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination within the time period described in this prospectus, but only with respect to those shares of common stock acquired by them prior to this offering. Any common stock acquired by existing stockholders in the offering or in the aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the conversion rights afforded to public stockholders (which are not afforded to our existing stockholders), these existing stockholders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose, although such existing stockholders have expressed a present intention to vote in favor of any business combination presented to the public stockholders for a vote.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity that is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. We expect that any such opinion will be included in our proxy solicitation materials, furnished to stockholders in connection with their vote on such a business combination.

Prior Involvement of Principals in Blank Check Companies

None of our directors, officers or their affiliates has been or currently is a principal of, or affiliated with, entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 9, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming the persons listed below do not purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Approximate Percentage
	Amount and	of Outstanding Common Stock
	Nature of
	Beneficial	Before	After
Name and Address of Beneficial Owner	Ownership	Offering	Offering

Herbert A. Granath(1)	937,500	25.0%	5.0%
Harvey M. Seslowsky(1)	937,500	25.0%	5.0%
Robert C. Clauser, Jr.(1)	937,500	25.0%	5.0%
Bruce Maggin(1)	937,500	25.0%	5.0%
Richard Weden(2)	-0-	*	*
All directors and executive officers as a group (5 individuals)	3,750,000	100%	20%

*	Denotes less than 1%.

(1)	The business address of each of such individuals is c/o Media & Entertainment Holdings, Inc., 4429 Edmondson Avenue, Dallas, Texas 75205.

(2)	Does not include options to acquire 100,000 shares of our common stock at an exercise price of $6.00 per share, which vest over a period of three years from August 25, 2005, the date of grant, with one third vesting on the first, second and third anniversaries of the date of grant, provided that Mr. Weden remains a director of our company at such time. The address of Mr. Weden is 5600 NE 6th Avenue, Miami, Florida 33137.

Messrs. Granath, Seslowsky, Clauser, and Maggin, representing all of our current stockholders and executive officers and a majority of our directors, may, at their sole discretion, purchase units in the offering. They are not, however, obligated to do so and we do not have any agreements or arrangements with these individuals requiring them to purchase such securities. Assuming these securities are not purchased, immediately after this offering, these individuals, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	12 months following the date of the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business; and

•	our liquidation.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit or to affiliated companies, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Messrs. Granath, Seslowsky, Clauser and Maggin may be deemed to be our “parents” and “promoters,” as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

On August 25, 2005, we issued 3,750,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.0067 per share, as follows:

	Number of
Name	Shares	Relationship to Us

Herbert A. Granath	937,500	Chairman of the Board and Chief Executive Officer
Harvey M. Seslowsky	937,500	President, Chief Operating Officer and Director
Robert C. Clauser, Jr.	937,500	Executive Vice President, Chief Financial Officer and Director
Bruce Maggin	937,500	Executive Vice President, Secretary and Director

In addition, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a stock dividend in such amount to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock upon consummation of the offering.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

On August 25, 2005, we issued stock options to purchase 100,000 shares of our common stock at an exercise price of $6.00 per share to Mr. Weden for services rendered to us as an independent director. Such options are subject to three-year vesting, with one third vesting on the first, second and third anniversaries of the date of grant, provided that such individual remains a director of our company at such time.

Transmedia Corporation, an affiliate of Mr. Seslowsky, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us certain administrative, technology and secretarial services, as well as the use of certain limited office space located in Dallas, Texas, as we may require from time to time. We have agreed to pay Transmedia Corporation $7,500 per month for these services. Mr. Seslowsky is the President of Transmedia Corporation and, as a result, will benefit from the transaction to the extent of his interest in Transmedia Corporation. However, this arrangement is solely for our benefit and is not intended to provide Mr. Seslowsky compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Dallas, Texas area, that the fee charged by Transmedia Corporation is at least as favorable as we could have obtained from an unaffiliated person.

On August 25, 2005, Messrs. Granath, Seslowsky, Clauser and Maggin advanced a total of $100,000 to us to cover expenses related to this offering. On September 3, 2005, Transmedia Corporation, an affiliate of Mr. Seslowsky, advanced a total of $20,000 to us to cover additional expenses related to this offering. The loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us which will be reviewed only by Mr. Weden, our “independent” director, or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee payable to Transmedia Corporation, reimbursable out-of-pocket expenses payable to our officers and directors and $2,500 per quarter payable to our independent director, no compensation or fees of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors or their affiliates, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by Mr. Weden, our uninterested “independent” director, who will have access, at our expense, to our attorneys or independent legal counsel. Moreover, it is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 70,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 3,750,000 shares of common stock are outstanding, held by four record holders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriters’ over-allotment option, provided that, in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and management directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of our common stock voted by our public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate prior to a business combination.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders (but not our existing stockholders) have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

No warrants are currently outstanding. Each warrant included as part of the Units in connection with the proposed offering entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied, we may redeem the warrants regardless of the weekly trading volume of our common stock. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 750,000 units at a per unit price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the exercise price of the warrants underlying the underwriters’ purchase option is $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting—Purchase Option.”

Dividends

As prohibited by the underwriting agreement, we have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then current board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 18,750,000 shares of common stock outstanding, or 21,000,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 15,000,000 shares sold in this offering, or 17,250,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,750,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to August 25, 2006. Notwithstanding this rule, all of those shares have been placed in escrow and will not be transferable for a period 12 months from the date of a business combination and will only be released prior to that date subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, while in each case remaining subject to the escrow agreement, and will only be released prior to that date if we are forced to liquidate, in which case the shares would be destroyed, or if we were to consummate a transaction after the consummation of a business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 187,500 shares immediately after this offering (or 210,000 if the underwriters exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, act as “underwriters” under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 3,750,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Jesup & Lamont is acting as representative, has individually agreed to purchase on a firm commitment basis the number of units set forth opposite their respective name below:

Underwriters	Number of Units

Jesup & Lamont Securities Corporation	15,000,000

Total	15,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. In New York and Hawaii, we have relied on an exemption from the state registration requirements for transactions between an issuer and an underwriter involving a firm commitment underwritten offering. In the other states, we have relied on an exemption or we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the states and territories of the United States are preempted from regulating the resale by shareholders of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions. As of the date of this prospectus, the following states do not require any notice filings or fee payments and permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable:

•	Alaska, Arizona, Arkansas, California, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Pennsylvania, South Dakota, Tennessee, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

Additionally, the following states and territory permit the resale by shareholders of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid:

•	The District of Columbia, Illinois, Michigan, Montana, New Hampshire, Oregon, Puerto Rico, Rhode Island, South Carolina, Texas and Vermont.

As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute, rule or regulation relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes, rule or regulation with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

However, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the registration of the units, common stock and warrants in these states or the availability of another applicable exemption from the state’s registration requirements:

•	immediately in Colorado, Delaware, Georgia, Illinois, Indiana, New York, Pennsylvania, Rhode Island, Tennessee and Wisconsin;

•	commencing 90 days after the date of this prospectus in Nevada and New Mexico; and

•	commencing 180 days after the date of this prospectus in Alabama.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $___ per unit and the dealers may reallow a concession not in excess of $____ per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 2,250,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option

Public offering price	$6.00	$90,000,000	$103,500,000
Discount	$0.42	$ 6,300,000	$ 7,245,000
Non-accountable expense allowance	$0.06	$ 900,000	$ 900,000
Proceeds before expenses(1)	$5.52	$82,800,000	$ 95,355,000

(1)	The offering expenses are estimated at $529,000.

Purchase Option

We have agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 750,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants underlying this option are exercisable at $6.25 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring four years from the date of this prospectus. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy-back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M of the SEC, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted Jesup & Lamont, as representative of the underwriters, the right to have its designee present at all meetings of our board of directors until we consummate a business combination. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

Although we are not under any contractual obligation to engage any of the underwriters to provide services for us after this offering, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provides services to us after the offering we may pay such underwriter fair and reasonable fees that would be determined in an arms length negotiation.

Pursuant to a letter agreement between Jesup & Lamont, the representative of the underwriters, and Capitalink, L.C., a registered broker-dealer, Capitalink shall receive a finder’s fee equal to 10% of the total amount of the underwriting discount and other consideration, as well as a portion of the underwriter purchase option, payable to Jesup & Lamont in connection with this offering. Such amounts will not reduce the net proceeds to us from this offering.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Greenberg Traurig, LLP, New York, New York. Thelen Reid & Priest LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements of Media & Entertainment Holdings, Inc. at August 26, 2005 and for the period from July 8, 2005 (date of inception) through August 26, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report, which contains an explanatory paragraph relating to substantial doubt about the ability of Media & Entertainment Holdings, Inc. to continue as a going concern, of Marcum & Kliegman LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

MEDIA & ENTERTAINMENT HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Media & Entertainment Holdings, Inc. (a development stage enterprise) (the “Company”) as of August 26, 2005, and the related statements of operations, stockholders’ equity, and cash flows for the period July 8, 2005 (inception) to August 26, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 26, 2005, and the results of its operations and its cash flows for the period July 8, 2005 (inception) to August 26, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on completion of a financing and the Company’s cash and working capital as of August 26, 2005 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Notes 1 and 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kleigman LLP

Melville, NY
September 8, 2005

Media & Entertainment Holdings, Inc.
(a development stage company)

Balance Sheet

August 26, 2005

ASSETS
Current assets—cash	$ 72,428
Deferred offering costs	50,250

Total assets	$122,678

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable, stockholders	$100,000

Total liabilities	100,000

COMMITMENT (Note 5)
Shareholders’ equity:
Preferred stock, $.0001 par value; authorized 1,000,000 shares; none issued	—
Common stock, $.0001 par value; authorized 70,000,000 shares; issued and outstanding 3,750,000 shares	375
Additional paid-in capital	24,625
Deficit accumulated during the development stage	(2,322)

Total stockholders’ equity	22,678

Total liabilities and shareholders’ equity	$122,678

See Notes to Financial Statements.

Media & Entertainment Holdings, Inc.
(a development stage company)

Statement of Operations

For the Period from
July 8, 2005
(inception)
through
August 26, 2005

Formation and operating costs	$ (2,322)

Net loss	$ (2,322)

Weighted average shares outstanding—basic	3,750,000

Net loss per share	$ (.00)

See Notes to Financial Statements.

Media & Entertainment Holdings, Inc.
(a development stage company)

Statement of Stockholders’ Equity

For the Period from July 8, 2005 (inception) through August 26, 2005

				Deficit
				Accumulated
	Common Stock		Additional	During the
			Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Common stock issued at inception	3,750,000	$375	$24,625	$ —	$25,000
Net loss		—	—	(2,322)	(2,322)

Balance at August 26, 2005	3,750,000	$375	$24,625	$ (2,322)	$22,678

See Notes to Financial Statements.

Media & Entertainment Holdings, Inc.
(a development stage company)

Statement of Cash Flows

For the Period from
July 8, 2005
(inception)
through
May 31, 2005

Cash flows from operating activities:
Net loss	$ (2,322)

Net cash used in operating activities	(2,322)

Cash flows from financing activities:
Proceeds from notes payable stockholders	100,000
Proceeds from sale of shares of common stock	25,000
Payments of deferred offering costs	(50,250)

Net cash provided by financing activities	74,750

Net increase in cash and cash at end of period	$ 72,428

See Notes to Financial Statements.

Media & Entertainment Holdings, Inc.
(a development stage company)

Notes to Financial Statements
August 26, 2005

1.     Organization, Business Operations and Significant Accounting Policies; Going Concern Consideration

Media & Entertainment Holdings, Inc. (the “Company”) was incorporated in Delaware on July 8, 2005 as a blank check company whose objective is to acquire an operating business primarily in the entertainment, media and communications industries, although the Company is not limited to any particular industry.

At August 26, 2005, the Company had not yet commenced any operations. All activity through August 26, 2005 relates to the Company’s formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (“Proposed Offering”) which is discussed in Note 2. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Account”) and invested in U.S. government securities until the earlier of (i) the consummation of a Business Combination and (ii) liquidation of the Company. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Proposed Offering, including all of the officers and management directors of the Company (“Initial Stockholders”), have agreed to vote their 3,750,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safe-guards will no longer be applicable.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) 123R “Share Based Payment.” This statement is a revision of SFAS 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation expense in the financial statements. This statement is effective for public entities that do not file as small business issuers as of the beginning of the first annual reporting period that begins after June 15, 2005. The Company has adopted Financial Accounting Statement No. 123R “Accounting for Stock-Based Compensation.” The Company uses the fair value method of valuing options awarded.

Media & Entertainment Holdings, Inc.
(a development stage company)

Notes to Financial Statements — (Continued)
August 26, 2005

1.     Organization, Business Operations and Significant Accounting Policies; Going Concern Consideration — (Continued)

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards, except for SFAS 123R, if currently adopted would have a material effect on the accompanying financial statements.

As indicated in the accompanying financial statements, at August 26, 2005, the Company had $72,428 in cash and a working capital deficiency of $27,572. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this uncertainty through a Proposed Offering are discussed in Note 2. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

2.     Proposed Public Offering

The Proposed Offering calls for the Company to offer for public sale up to 15,000,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a business combination or one year from the effective date of the Proposed Offering and expiring four years from the effective date of the Proposed Offering. The Company may call the Warrants for redemption in whole and not in part at a price of $.01 per Warrant at any time after the Warrants become exercisable. They cannot be redeemed unless the Warrant holders receive written notice not less than 30 days prior to the redemption; and if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Warrant holders.

In addition, the Company has agreed to sell to Jesup & Lamont Securities Corporation, for $100, an option to purchase up to a total of 750,000 units. The units issuable upon exercise of this option are identical to those offered in this Proposed Offering, except that each of the warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $6.25. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of the prospectus and expiring five years from the date of the prospectus. The option may only be exercised or converted by the option holder.

The Company intends to account for the fair value of the options, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of this option is approximately $1,210,943 ($1.6146 per unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative of the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 37.3%, (2) risk-free interest rate of 4.08% and (3) expected life of four years.

Media & Entertainment Holdings, Inc.
(a development stage company)

Notes to Financial Statements — (Continued)
August 26, 2005

2.     Proposed Public Offering — (Continued)

The volatility calculation of 37.3% is based on the four-year average volatility of a representative sample of five (5) companies that Management believes are representative of the Media and Entertainment Industry (the “Sample Companies”). Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the four-year average volatility of the Sample Companies because Management believes that the average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless.

3.     Deferred Offering Costs

Offering costs consist of legal and accounting fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital raised.

4.     Notes Payable, Stockholders

On August 25, 2005, the Founding Stockholders advanced a total of $100,000 to the Company, on a non-interest bearing basis, for payment of Offering expenses on the Company’s behalf. The Company issued an aggregate of $100,000 of unsecured promissory notes to the Founding Stockholders, who are also officers, effective on August 25, 2005. The notes are non-interest bearing and are payable on the earlier of August 25, 2006 or the consummation of the Proposed Offering. Due to the short-term nature of the notes, the fair value of the notes approximates their carrying amount.

5.     Commitments

Commencing on the effective date of the Proposed Offering, the Company intends to utilize certain administrative, technology and secretarial services, as well as certain limited office space provided by an affiliate of one of the Initial Stockholders. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such services available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Proposed Offering.

The Company has a commitment to pay an underwriting discount of 7% of the public offering price and a non-accountable expense allowance of 1% of the public offering price to Jesup & Lamont Securities Corporation, representative of the underwriters, at the closing of the Proposed Offering.

The Company will also issue an option to the underwriters to purchase up to a total of 750,000 units at a price of $7.50. The units issuable upon the exercise of this option are identical to those offered in the prospectus, except that the exercise price of the warrants underlying the underwiters’ purchase option is $6.25.

The Company entered into an arrangement with a law firm to provide professional services in connection with the prepared offering and formation of the Company for a fee not to exceed $300,000. Furthermore, the fee will be paid to the law firm only if the Proposed Offering is completed. Any legal fees paid in connection with the Proposed Offering will be charged as a reduction to additional paid-in-capital. As of August 26, 2005, the Company charged $15,000 for legal fees incurred in connection with the Company formation.

Media & Entertainment Holdings, Inc.
(a development stage company)

Notes to Financial Statements — (Continued)
August 26, 2005

6.     Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7.     Stock Options

On August 25, 2005, the Company granted one member of the Company’s Board of Directors an option to purchase up to a total of 100,000 shares of common stock at a price of $6.00 per share, vesting over a period of three years from the date of grant, with one third vesting on each of the first, second and third anniversaries of the date of grant, provided that such board member remains a director of the Company.

These options expire on August 25, 2010.

There was no charge to operations for the period July 8, 2005 (inception) through August 26, 2005 as a result of these options granted, because the pro-rata amortization of the option expense is de minimus.

The Company intends to account for the fair value of this option as an expense of operations resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of this option is approximately $164,891 ($1.6489 per share underlying such option) using a Black-Scholes option-pricing model. The fair value of the option granted to our independent director is estimated as of the date of grant using the following assumptions: (1) expected volatility of 37.3%, (2) risk-free interest rate of 4.08% and (3) expected life of five years.

The volatility calculation of 37.3% is based on the four-year average volatility of the five Sample Companies. Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the four-year average volatility of the Sample Companies because Management believes that the average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless.

8.     Subsequent Events

On September 3, 2005, Transmedia Corporation, an affiliate of Harvey Seslowsky, one of the Founding Stockholders, advanced $20,000 to the Company, on a non-interest basis, as additional working capital to cover additional offering expenses. This loan will be payable without interest on the earlier of one year from the date of issuance or the consummation of the Offering. The loan will be repaid out of the proceeds of the Offering not being placed in trust.

Until _________________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$90,000,000

MEDIA & ENTERTAINMENT
HOLDINGS, INC.

15,000,000 Units

PROSPECTUS

JESUP & LAMONT SECURITIES
CORPORATION

_________ __, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$ 1,000.00	(1)
SEC Registration Fee	34,250.70
NASD filing fee	29,600.01
Accounting fees and expenses	30,000.00
Printing and engraving expenses	50,000.00
Director & Officer liability insurance premiums	200,000.00	(2)
Legal fees and expenses	300,000.00
Blue sky services and expenses	35,000.00
Miscellaneous	50,149.29	(3)

Total	$730,000.00

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.

(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)     Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)      Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)      The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)      A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)      For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)      For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)      The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)      The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

(a)     During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Name	Number of Shares

Herbert A. Granath	937,500
Harvey M. Seslowsky	937,500
Robert C. Clauser, Jr.	937,500
Bruce Maggin	937,500

Such shares were issued on August 25, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at a purchase price of approximately $0.0067 per share. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
1.2	Form of Selected Dealers Agreement.
3.1	Amended and Restated Certificate of Incorporation.
3.2	By-laws.
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option to be granted to Representative.
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Greenberg Traurig, LLP.*
10.1	Letter Agreement, dated August 25, 2005, among the Registrant, the Representative, and Herbert A. Granath.
10.2	Letter Agreement, dated August 25, 2005, among the Registrant, the Representative, and Harvey M. Seslowsky.
10.3	Letter Agreement, dated August 25, 2005, among the Registrant, the Representative, and Robert C. Clauser, Jr..
10.4	Letter Agreement, dated August 25, 2005, among the Registrant, the Representative, and Bruce Maggin.
10.5	Promissory Note, dated August 25, 2005, issued to Herbert A. Granath.
10.6	Promissory Note, dated August 25, 2005, issued to Harvey M. Seslowsky.
10.7	Promissory Note, dated August 25, 2005, issued to Robert C. Clauser, Jr.
10.8	Promissory Note, dated August 25, 2005, issued to Bruce Maggin.
10.9	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.10	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.

10.11	Form of Letter Agreement between Transmedia Corporation and Registrant regarding administrative support.
10.12	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.
10.13	Stock Option Agreement, dated August 25, 2005, between Richard Weden and the Registrant.
23.1	Consent of Marcum & Kliegman, LLP.
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1). *
24	Power of Attorney (included on signature page of this Registration Statement).

*	To be filed by amendment.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

		iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

	(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

	(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of September, 2005.

MEDIA & ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Herbert A. Granath

Herbert A. Granath Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Herbert A. Granath and Harvey M. Seslowsky his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Herbert A. Granath	Chairman of the Board and	September 9, 2005
Chief Executive Officer
Herbert A. Granath	(Principal Executive Officer)

/s/ Harvey M. Seslowsky	President, Chief Operating Officer and Director	September 9, 2005

Harvey M. Seslowsky

/s/ Robert C. Clauser, Jr.	Executive Vice President,	September 9, 2005
Chief Financial Officer and Director
Robert C. Clauser, Jr.	(Principal Financial and Accounting Officer)

/s/ Bruce Maggin	Executive Vice President, Secretary and Director	September 9, 2005

Bruce Maggin

/s/ Richard Weden	Director	September 9, 2005

Richard Weden